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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
IOS BRANDS Corporation

        We consent to the use of our reports dated July 23, 2001, except as to the first paragraph of Note 2a, which is as of November 9, 2001, and as to the second paragraph of Note 2a and Note 18, which are as of May 28, 2002, with respect to the consolidated balance sheets of IOS BRANDS Corporation and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001, and the related consolidated financial statement schedule, included herein and to the references to our firm under the headings "Experts" and "Selected Historical Financial Data" in the joint proxy statement/prospectus.

/s/ KPMG LLP

Chicago, Illinois
May 28, 2002

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  Exhibit 23.1
INDEPENDENT AUDITORS' CONSENT